UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported):  June 6, 2005


                             PENN OCTANE CORPORATION
             (Exact name of registrant as specified in its charter)


      Delaware                     000-24394                 52-1790357
      (State of                    (Commission               (IRS Employer
      Incorporation)               File Number)              Identification No.)


          77-530 Enfield Lane, Bldg D
          Palm Desert, California                            92211
          (Address of principal executive offices)           (Zip Code)

                                 (760) 772-9080
              (Registrant's telephone number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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
8.01.     OTHER EVENTS.

     On June 6, 2005, Rio Vista Energy Partners L.P. ("Rio Vista") received a written confirmation (the "Confirmation") from P.M.I. Trading Limited ("PMI") of PMI's expected orders for liquefied petroleum gas ("LPG") for the period June 4, 2005 through March 31, 2006 (the "Term"). PMI is the primary customer for LPG sold by Rio Vista. Rio Vista is the primary customer for LPG sold by Penn Octane Corporation ("Penn Octane"). PMI did not purchase LPG from Rio Vista, and consequently Rio Vista did not purchase LPG from Penn Octane, during the period June 1 - June 3, 2005. The Confirmation remains subject to execution of a definitive written agreement between Rio Vista and PMI. The following table sets forth the minimum monthly volume of LPG that PMI has committed to purchase from Rio Vista pursuant to the Confirmation.

                           Month              Minimum Volume
                           -----              --------------
                                               (gallons)
                         June 2005             3,000,000

                         July 2005             3,500,000

                         August 2005           3,500,000


                         September 2005        5,700,000

                         October 2005          8,100,000

                         November 2005        11,700,000

                         December 2005        11,700,000

                         January 2006         11,700,000

                         February 2006        11,700,000

                         March 2006            8,100,000

     Under the terms of the Confirmation, the sale price of LPG will be at reduced margins similar to the reduced margins in effect during April and May 2005. Because the volume commitments and price margins under the Confirmation are significantly lower than PMI's historical volume commitments and margins, Penn Octane's income will be less than its expected cash operating and other expenses during the period from at least June through September 2005. Penn Octane's estimated monthly cash shortfall during these months on a consolidated basis ranges from approximately $350,000 per month at a volume of 3,000,000 gallons to approximately $150,000 per month at a volume of 5,700,000 gallons.


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
     The cash operating shortfalls projected above do not reflect the further cash requirements associated with existing debt and other obligations of Penn Octane. Actual shortfalls could be significantly higher than estimated above.

     Penn Octane intends to take certain measures immediately to further reduce cash operating and other expenses. There can be no assurance, however, that costs and expenses can be reduced sufficiently to mitigate negative cash flows at the reduced volumes and margins contained in the Confirmation.

     The reduction of purchases of LPG by PMI pursuant to the Confirmation will have a material adverse effect on the financial condition and results of operations of both Penn Octane and Rio Vista. Based on current cash flow projections, Penn Octane will have insufficient funds to pay its current obligations beginning in June 2005. If Penn Octane's revenue and other sources of liquidity are not adequate to pay its obligations, Penn Octane may be required to raise additional funds to avoid foreclosure against its assets.

     If Penn Octane and/or Rio Vista are required to raise additional funds, management does not believe that either company would be able to obtain such financing from traditional commercial lenders. Rather, they may have to conduct sales of equity and/or debt securities through public or private financings, collaborative relationships or other arrangements. There can be no assurance that such additional funding will be available on terms attractive to either Penn Octane or Rio Vista or that such funding will be available in the required timeframe, if available at all. If additional financing is obtained through the sale of securities of Penn Octane, substantial and immediate dilution to existing Penn Octane common stockholders may occur. If additional amounts cannot be raised and Penn Octane is unable to restructure its obligations, Penn Octane and Rio Vista would each suffer material adverse consequences to its business, financial condition and results of operations. In such event, Penn Octane and/or Rio Vista would likely be required to seek other alternatives which could include the sale of assets, closure of operations, and/or protection under U.S. bankruptcy laws.


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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PENN OCTANE CORPORATION


                                   By:   /s/ Ian T. Bothwell
                                      ----------------------
                                   Name:  Ian T. Bothwell
                                   Title:  Vice President,
                                         Chief Financial Officer, Treasurer,
                                         and Assistant Secretary, (Principal
                                         Financial and Accounting Officer)

Date:  June 9, 2005


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